EXHIBIT INDEX

(q)(1) Directors'/Trustees' Power of Attorney to sign Amendments to this Registration Statement dated Jan. 9, 2002.

(q)(2) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Sept. 17, 2002.

(q)(3) Trustees' Power of Attorney to sign Amendments to this Registration Statement, dated Jan. 9, 2002.

(q)(4) Officers' Power of Attorney to sign Amendments to this Registration Statement, dated Sept. 18, 2002.